UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 27, 2010

China Jianye Fuel, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52496	20-8296010
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

F 14 No. 54 Heping Road
Dongli District, Harbin
P.R. China	Not applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:+86 15604660116

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 27, 2010, Jianye Wang announced his resignation from the positions of Chief Executive Officer and Chief Financial Officer of our company, China Jianye Fuel, Inc.  He will retain the positions of President and Chairman of the Board of Directors of our company.

Effective April 27, 2010, the Board of Directors of our company appointed Shubo Yu to serve as our Chief Executive Officer and as a director on the Board of Directors.  Mr. Yu, a graduate of Jilin Business Institute, is an accountant.

Prior to his appointment as our Chief Executive Officer, Mr. Yu, age 31, served as Operations Manager since joining our company in 2006.  From 2005 through 2006, Mr. Yu served as general manager of Beijing Chi Hao Yuan Science and Technology Company.  From 2003 until 2006, Mr. Yu served as an administrator at Beijing Prosperous Investment Advisory Co., Ltd.

There is no family relationship between Mr. Yu and any director or executive officer of our company.  There are no related party transactions involving Mr. Yu that are reportable under Item 404(a) of Regulation S-K.  Mr. Yu will receive no additional compensation for his service as a Director on the Board of Directors.

Effective April 27, 2010, the Board of Directors of our company appointed Haishen Fei to serve as our Chief Financial Officer and as a director on the Board of Directors.  Ms. Fei, a graduate of Harbin University of Commerce, is an accountant.

Since 2002 until her appointment to the position of Chief Financial Officer, Ms. Fei, age 35, has served as a director in our Financial Services Department.  From 1999 through 2002, Ms. Fei was an accountant at Harbin Red Sun Group.

There is no family relationship between Ms. Fei and any director or executive officer of our company. There are no related party transactions involving Ms. Fei that are reportable under Item 404(a) of Regulation S-K.  Ms. Fei will receive no additional compensation for her service as a director on the Board of Directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 27, 2010	China Jianye Fuel, Inc.

	By:	/s/ Jianye Wang
Jianye Wang
Chairman of the Board of Directors, President